AMERINET GROUP
                         TO ACQUIRE SOFTWARE DEVELOPER
                  HEADED BY CO-FOUNDER OF MRS. FIELDS" COOKIES
 ------------------------------------------------------------------------------

                Companies Will Consolidate Operations And Expand
                      Growing Proprietary Software Business

BOCA  RATON,  Fla. - March 12,  2001 -  AmeriNet  Group.com,  Inc.  ("AmeriNet")
(OTCBB:ABUY) today announced it has signed a letter of intent to acquire Park City Group, Inc. ("Park City"), a software developer headed by the co-founder of the internationally renowned Mrs. Fields" Cookies.

Under the terms of the proposed agreement, Park City would receive 60 percent of all the issued and outstanding shares of AmeriNet in exchange for 100 percent of its common shares. AmeriNet shareholders would retain 20 % of the company. AmeriNet will also raise up to $5 million through a private placement, which will account for up to 20 % of the common stock to be outstanding after the acquisition. The funds will be used for Park City operations, future acquisitions, as well as research and development.

AmeriNet"s existing operating subsidiaries, Wriwebs.com, Inc. and AmeriNet Communications, Inc., and all other investments in securities would be spun off to AmeriNet stockholders, or their successors in interest, as of a date preceding the Park City acquisition, or otherwise disposed of prior to closing.

Park City is a Park City, Utah-based provider of proprietary software applications primarily for multi-unit retail operations. Through its ActionManager Enterprise Application Suite, Park City offers management and staff solutions to a variety of operations issues and greatly reduces dependence on paper transactions. Park City"s Fresh Market Manager, the newest in supermarket technology, provides superior production planning and inventory management.

Randall K. Fields, co-founder of the highly successful Mrs. Fields" Cookies stores, founded Park City Group, Inc. in 1990. The software applications that were the genesis of Park City are rooted in applications developed during the explosive growth of the more than 800 unit chain.

Mr. Fields currently serves as the chairman of Park City"s Board and as its chief executive officer. In its most recent fiscal year, Park City had un-audited revenues of just more than $6 million with pretax profits of $2.4 million. It currently has 56 employees servicing such major accounts as Victoria"s Secret, The Home Depot, Pacific Sunwear, Crate & Barrel, Bath & Body Works, Universal Studios - Orlando, Bi-Lo Foods, William-Sonoma and Wawa.

"Park City has remarkable technology, a blue-chip client list and more than a decade of successful operating history," said Edward C. Dmytryk, president of AmeriNet. "After being presented with this opportunity and carefully evaluating our current business operations, we felt that pursuing this transaction was in the best interests of our shareholders and the best manner to assure the growth and profitability of AmeriNet."

Mr. Dmytryk also said that the merger would accelerate AmeriNet"s efforts to qualify for a NASDAQ Small Cap listing since Park City already meets most listing requirements.

"We"ve reached a critical juncture in the development of our company," said Mr. Fields. "As a public entity we will have greater access to capital required to achieve our growth objectives."

AmeriNet"s company spokesperson Charles J. Scimeca stated. " Within the next ten days a complete analyst report prepared by the highly respected Matthew Totty ( a paid consultant for AmeriNet) will be released. Mr. Totty is one of the Nation"s top analysts, his research recommendations have been featured on television programs, in magazines and newswires, including CNBC, Bloomberg, The Wall Street Journal, Wall Street Technology, Individual Investor Magazine "Instant Guru", The Financial News Network (FNN), On 24, PR Newswire, Comtex Newswire, Reuters Newswire and Investors Business Daily. He has been a contributing analyst to William O"Neil & Co."s Institutional Research Department (publishers of Investor Business Daily), Zacks Research and to First Earnings Estimates. He is an affiliate of the Market Technicians Association (MTA) and colleague of the International Federation of Technical Analysts(IFTA).

The transaction is contingent upon, among other things, certain due diligence, board approval, shareholder consent and the execution of definitive agreements. As a result, there are no assurances that the transaction will be consummated.

       For additional information contact AmeriNet company spokesperson:
                             Charles J. Scimeca at
                   (561) 998-3435(voice); (561) 998-4635(fax)
                           charles@amerinetgroup.com(email)
                                       or
                                P. Nasca of Peter
                            Nasca Associates, Inc. at
                     (305) 937-1711(voice); pnasca@pnapr.com

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



This release is comprised of inter-related information that must be interpreted in the context of all of the information provided and care should be exercised not to consider portions of this release out of context. This release is provided in compliance with Commission Regulation FD and contains certain
"forward-looking statements and information" (as defined in the Private Securities Litigation Reform Act of 1995) concerning AmeriNet and Park City Group that are based on the beliefs of AmeriNet"s and Park City Group"s management, as well as assumptions made by and information currently available to AmeriNet and Park City Group. Such statements reflect the current views of AmeriNet and Park City Group with respect to future events and are subject to certain assumptions, including those described in this release. Should one or more of the underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed or expected. AmeriNet and Park City Group do not intend to update these forward-looking statements prior to announcement of quarterly or annual results.

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